Exhibit 99.1

Letter from the President
To Our Shareholders and Clients

Superclick achieved strong performance in sales, earnings and cash flow for 2007. With improving business economics as a result of increased rooms under customer support, it was an excellent year.

Total sales reached a record $4.7 million, up 21 percent over 2006. In fact this is our 4th year of consecutive sales growth.

Record net income of $817,407 and diluted earnings per share of $0.01 represented growth of 134% and 114% respectively. As noted above, increases in our customer support activity, which represent a recurring component of our total revenues, favorably affected our financial performance.

Cost of goods sold increased $149,557 to $2,431,984 for the year, up 6.6% on a year-over-year basis, while gross profit increased $686,835, or 41.3%. Our gross margin percentage for fiscal year 2007 was 49.2 % compared with 42.2 % in 2006.

Selling, general and administrative expenses decreased in 2007 by $1,029,132, or 42.6%. This decrease was a result of our cost-cutting initiatives and focus on greater levels of efficiency across all of our business.

We accomplished all of this while reducing debt by $991,353 and ending the year with cash on hand of $789,591.

Our financial accomplishments were solid, but they tell only part of the story of 2007. While financial achievements are important in themselves, also significant are the advances in our technology development that are the foundation of our future.

We made important progress in advancing our SIMS platform, MAMA and MDS applications during the period covered by this report. For example:

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The hotel industry is experiencing very aggressive high speed internet usage growth, thus creating a “need for speed”. With speed increasingly becoming an issue for both the guest and the hotel, we have developed and launched a “Multihoming” product designed to address the “need for speed”. This has been a terrific success. For example, after a successful pilot with one management company, we quickly received a purchase order to integrate the product into an additional 120 hotels under its management. We believe this product will be a great up sell to the other 600 hotels in our portfolio and is a much needed solution for the hotel industry. We have demonstrated once again how our SIMS platform can reduce overall network investment while achieving superior performance

Our MaMA application continues to create value to the customer. In the field we continually hear hotels and property management companies tell us that they need one single point of management and monitoring over their network. As a result of minibars, door locks, phones, TVs, security systems and employee time clocks all moving to IP, network managers at hotels have been traditionally faced with the need to purchase numerous products often from multiple service providers to monitor and manage all of these IP devices on their network. We are proud to demonstrate to the market that with Superclick MaMA, hotels need to have only one source of monitoring which results in reduced costs and fault distribution.

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As technology changes, so do the needs of the hotel guest and hotel IP network. These changes and demands require investment and hotels are continue to search for ways to increase existing revenue centers as well as to create new ones that support these additional investment requirements. This is often done by promoting the hotel’s room service or other services and amenities. Our MDS platform is able to establish a direct promotional opportunity with the guest designed to improve hotel guest awareness of its amenities, services and loyalty programs and ultimately, to increase revenues. In turn, these revenues help reduce total cost of technology ownership. We have had several successful tests in the field to demonstrate the power of MDS and we are now focused on building a more targeted and analytical system to improve reporting and to offer a more compelling application for marketing and advertising purposes, as well as to provide the hotel with a greater level of transparency into guest demographics.

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In addition, we have deepened our world-class customer support center based in Montreal, allowing for even greater levels of service that we can provide to our customers. In the hospitality industry, customer service is fundamental.

Additional highlights for the year included:

•	$2.1 million support and deployment contract from Verizon;

•	Entrance into the Asian market with Mandain Oriental Hotels and Fairmont;

•	Completion of a record 51 wireless installs in a single quarter;

•	Launch of our Technology Assessment Program; and

•	An extension of our Intellectual Property strategy with the filing of a patent for our Media Distribution System (MDS).

These are just a few of the highlights. Throughout the year, progress was made across our business.

Moving into 2008, our goal is to continue our aggressive strategy of increasing market share in our core business of high speed internet. As always, our product and services rollout will be focused on addressing the challenges our customers face in realizing optimal cost of ownership by providing more value on the network and continued world-class service and support to the guest.

We fully expect that in 2008 we will continue to face stiff competition. We are prepared. We have confidence in the performance of the SIMS platform and we continue to make important advances in new generations of the product.

Indeed, we had a strong year in 2007. Our results added to a foundation of strength, as described in this report, and enabled us to advance our brand and standing in the hospitality industry.

The Marketplace

Exiting 2007 and looking forward into 2008, we recognize that the industry is experiencing unprecedented pressures. In an increasingly competitive environment, hoteliers are becoming more focused on realizing a complicated mix of value and differentiation in their technology investments.

Although we are seeing an economic slowdown in the US we are experiencing a very active hospitality growth. For example, recently, Intercontinental Hotels Group announced a 300 hotel opening over the next 300 business days, with Schrills Gustaaf reporting that “We are opening 1 hotel per day for the next 300 says”. Starwood Hotels is opening 400 Hotels over the next 48 Months. Four Seasons, Mandarin and Fairmont Raffles Hotels International are also opening properties at a torrid pace.

I believe that our products and services are a vital part of every guest’s stay and our focus is to continue developing new products and features to improve their experience. Technology continues to change and evolve, as to guest expectations and requirements for hotels to keep pace. We will always focus on the future and remain a technology and service leader in our space.

30 years ago the hotel industry was a technology leader being the first to bring color TVs or Air-conditioning. Today, hotels are under similar pressures with services delivered over the IP network. We are working to improve the guest experience by providing tools to manage and maintain the network on the leading edge, while remaining healthy and service oriented. Imagine being able to order room service, reserve time at the SPA, order hotel dry cleaning service or buy tickets from the local Broadway show right from your laptop while having all it all charged to your room bill.

Imagine having a system that delivering and surpassing guest expectations in terms of services and support while generating incremental revenues for the hotel. We are working hard to deliver on those ideals and to bringing that reality to the hotel industry, proving that we are the leaders and that we are committed to remaining leaders.

So we begin 2008 with confidence that we can build our future on a foundation of strength. We have a strong brand and an experienced management team that will take us into a future of boundless opportunities. It is challenging, but exciting. And we are up to the challenge. We are committed to strategic principles that have stood the test of time…to a business based in hospitality technology, management for the long-term in a unique environment that keeps us close to our customers, on a foundation of ethical values embodied in Our Mission Statement and Charter.

On my behalf, the Superclick team and our Board of Directors, we would like to thank our customers, partners, employees, and shareholders for your continued confidence and support. I want you to know that the Superclick team remains committed to pursuing initiatives that maximize value for all our Superclick stockholders. This is a great company and we continue to strive to make it even better.

Sandro Natale
Chief Executive Officer and President
April 7, 2008

Safe Harbor Statement

The Letter to Shareholders contains forward-looking statements, particularly but limited to statements regarding our new market opportunities resulting from innovation; growing our market share; attracting new customers. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, increased competition; increased pricing pressures; foreign exchange; the U.S. economy; and the importance of and the other factors described in the section entitled "Risk Factors" contained in the annual report filed January 28, 2008 under form 10KSB. Superclick assumes no obligation to, and does not currently intend to, update these forward-looking statements except as required by law.